Exhibit 10.28
AMENDMENT NO. 1
TO
MASTER LEASE AGREEMENT
DATED APRIL 11, 2006
BY AND BETWEEN
THE CIT GROUP/EQUIPMENT FINANCING, INC.
AND
READY MIX, INC.
          This Amendment No. 1 is made this 2 day of February, 2009, by and between WELLS FARGO EQUIPMENT FINANCE, INC., as assignee of The CIT Group/Equipment Financing, Inc. (“Lessor”) and READY MIX, INC. (“Lessee”).
WHEREAS:
A.	Lessor and Lessee are parties to that certain Master Lease Agreement dated as of April 11, 2006 (the “Master Lease Agreement”), and to Schedules (“Schedules”) executed pursuant thereto;

B.	Lessee’s obligations under the Master Lease Agreement are guaranteed by Meadow Valley Corporation (“Meadow Valley”), the owner of sixty-nine point four percent (69.4%) of the shares of Lessee, and Meadow Valley Contractors, Inc. (“MVCI” and together with Meadow Valley, the “Guarantors”), pursuant to that certain Guaranty dated as of July 27,2001 made by Meadow Valley In favor of CIT (the “MVCO Guaranty”), Guaranty dated as of December 31,2002 made by MVCI in favor of CIT (the “MVCI Guaranty” and together with the MVCO Guaranty, the “Guaranties”), Security Agreement to Collateralize Guaranty dated as of December 31, 2002 made by MVCI in favor of CIT (the “MVCI Security Agreement”),;

C.	The Guarantors have requested the release and return of the Guaranties, and the Guarantors and WFEFI have entered into an Agreement, dated as of February 2, 2009, (the “Release”), setting for the conditions for such a release and return;

D.	It is a condition of the Release that Lessee enter into this Amendment No. 1; and

E.	Lessee has requested that Lessor modify certain financial covenants contained in the Master Lease Agreement to facilitate compliance therewith. .
          NOW, THEREFORE, in consideration of the mutual covenants set forth herein and in the Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. The Master Lease Agreement is hereby amended by adding the following as Section 21 thereof;
          “21. Covenants, a. Lessee covenants and agrees that so long as rent, late charges or any other amounts (whether direct or contingent, liquidated or unliquidated) remain due and owing by Lessee under this Master Lease Agreement or any Schedule hereunder, and until payment in full of all obligations of Lessee hereunder, Lessee shall, unless Lessor otherwise consents in writing, maintain Lessee’s financial condition as follows, using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein),
     (i) Total Liabilities divided by Tangible Net Worth not greater than 1.5 to 1.0 at each quarter end, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities, and with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity less any intangible assets; and
     (ii) Fixed Charge Coverage Ratio not less than (w) 0.40 to 1.0 as of each quarter end through June 30, 2009, (y) 0.65 to 1.0 at September 30, 2009, (x) .75 to 1.0 at December 31, 2009 and March 31, 2010, and (y) .85 to 1.0 at June 30, 2010 and (z) 1.0 to 1.0 at September 30, 2010 and as of each quarter end thereafter, determined on a rolling 4-quarter basis, with “Fixed Charge Coverage Ratio” defined as the aggregate of net profit after taxes plus depreciation expense, amortization expense, divided by the aggregate of the current maturity of long-term debt and capitalized lease payments.
          b. Lessee hereby agrees that if its available cash (defined as cash in bank accounts, net of outstanding checks and net of cash that is restricted for any reason) drops below USD $750,000.00 (Seven Hundred Fifty Thousand Dollars) at any time, Lessor may put into place a lockbox arrangement and cash dominion provisions, and Lessee will deposit all receipts, and direct third parties to remit any and all amounts due to Lessee, to a lockbox account as advised by Lessor, and will execute and deliver to Lessor all agreements requested in connection therewith.
          c. Lessee hereby agrees that it will not pay any dividends to shareholders without the prior written consent of Lender in each instance, such consent to be given or withheld in the sole discretion of Lessor.
          d. Lessee hereby agrees that it will not pay to Meadow Valley Corporation (“Meadow Valley”), or any affiliates of Meadow Valley, an amount in excess of $22,000.00 per month (in the aggregate) for administrative management services.
          e.  In the event that the Board of Directors of Lessee ceases to consist of a majority of the current directors (a “Change of Control”), then, unless Lessor consents, in writing, to such Change of Control (which consent shall be given or withheld in the sole discretion of Lessor), all amounts due and to become due under this Master Lease Agreement and the Schedules shall become immediately due and payable.
          f. In the event Lessee prepays any amounts due under this Master Lease Agreement or any Schedule, whether pursuant to the terms of such Master Lease Agreement or Schedule or otherwise, on or before January 1, 2011, Lessee shall pay to Lessor all remaining rents and all purchase option amounts contained in the Master Lease Agreement or any Schedules thereto.
          g. Lessee shall not directly or indirectly enter into or assume any agreement (i) providing for the sale, transfer or assignment of any real property owned by Lessee, other than a lease of such real property for a market rental amount and containing only terms and conditions that are ordinary and reasonable in a real property lease, or (ii) (other than the Master Lease Agreement, any Schedule and related documents) prohibiting the creation or assumption of any lien upon the real property owned by the Lessee listed in Exhibit F..
In addition to any defaults or Events of Default set forth in this Master Lease Agreement or in any Schedule, the failure of Lessee to comply with the provisions set forth in sections 21(a) through 21(g), above, shall constitute an Event of Default hereunder.”
2. Lessor represents and warrants that (i) the documents attached to Schedule 1 hereto are all of the documents evidencing or relating to this Master Lease Agreement that remain in full force and effect after giving effect to the Release and (ii) no obligations of Lessee under the Master Lease Agreement have been assigned by WFEFI to any third party or are subject to any participation interest.
3. Lessor hereby agrees to waive any and all events of defeult or defaults under this Master Lease Agreement of which it has actual knowledge that have occurred and are continuing as of the date hereof.
Except as set forth herein, the Master Lease Agreement and Schedules remain in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 the day and year first above written.

READY MIX, INC.		WELLS FARGO EQUIPMENT FINACE, INC.

By:	/s/ Bradley E Larson	By:	/s/ William D. Robinson

Name:	Bradley E Larson	Name:	William D. Robinson
Title:	CEO	Title:	Senior Vice President